FIRST AMENDMENT TO
BROWN-FORMAN CORPORATION
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR DEFERRED STOCK UNIT PROGRAM
The Brown-Forman Corporation Amended and Restated Non-Employee Director Deferred Stock Unit Program (the “Program”) is hereby amended as follows, effective as of the date this First Amendment is adopted by the Board of Directors:
1.    Section 7(b) of the Program is amended to add the following paragraph to the end thereof:
Notwithstanding the foregoing, with respect to deferrals for compensation otherwise payable in calendar year 2023 and thereafter, the Participant shall elect at the time specified in Section 4(c) for each year whether clause (i) or (ii) shall apply to deferrals for such year (i.e., a separate distribution election may be made for each year’s deferrals). In the event no such election is made for a calendar year, clause (i) above shall apply for distributions of the portion of the Participant’s Account (including earnings) attributable to such year.
2.    A new Section 7(d) is added to the Program to read as follows:
Special One-Time Election. On a form approved by the Committee, a Participant may elect to modify his or her distribution election under Section 7(b) for the portion of the Participant’s Account (including earnings) attributable to calendar years through 2022. Such election must be made no later than August 1, 2022, shall be irrevocable when made, and shall apply only if (i) the election does not take effect until at least 12 months after the date the election is made (or, with respect to installment distributions, the date such installments would have commenced), and (ii) each distribution is deferred for a period of not less than 5 years from the date such distribution would otherwise have been made absent such election.